United States
                        Security and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13G

                        Under the Securities Act of 1934
                            (Amendment No.______ )*

                                Tasty Baking Co.
                                ---------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   876553306
                                 --------------
                                 (CUSIP Number)

CUSIP No.  876553306                                         13G
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON
     DePrince, Race & Zollo, Inc.
     59-3299598
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a) [X]
                                          (b)
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Incorporated in the State of Florida
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER
NUMBER OF                                564,287
SHARES
--------------------------------------------------------------------------------
BENEFICIALLY   6  SHARED VOTING POWER
OWNED BY                                    none
EACH
--------------------------------------------------------------------------------
REPORTING      7  SOLE DISPOSITIVE POWER
PERSON                                   564,287
WITH
--------------------------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER
                                            none
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     $ 8,570,116
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      No
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.21%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

     IA

                                 SCHEDULE 13 G

ITEM 1.
(a) Tasty Baking Co.

(b) 2801 Hunting Park Ave
    Philadelphia, PA  19129

ITEM 2.
(a) DePrince, Race & Zollo, Inc.

(b) 201 S. Orange Ave, Suite 850
    Orlando, FL 32801

(c) USA

(d) common stock

(e) 876553306

ITEM 3.
(e) X

ITEM 4. OWNERSHIP
(a) $8,570,116
(b) 7.21%
(c) (i)    564,287 shares
    (iii)  564,287 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
N/A

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 Date 02/08/1999



                                               /s/ JOHN D. RACE
                                               ----------------------
                                                            Signature

                                               John D. Race - Partner
                                               ----------------------
                                                           Name/Title